UNITED STATES*
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                             (Amendment No. 2)*


                          Integrys Energy Group, Inc.
                ------------------------------------------------
                                (Name of Issuer)


                                     Common
                         ------------------------------
                         (Title of Class of Securities)


                                    45822P105
                                 --------------
                                 (CUSIP Number)


                              February 14, 2011
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ X ]     Rule 13d-1(b)

          [   ]     Rule 13d-1(c)

          [   ]     Rule 13d-1(d)




* On February 14, 2011, The Charger Corporation, First Trust Portfolios L.P. and First Trust Advisors L.P., filing jointly, erroneously filed Form 13G under CIK number 0000916863. A previous filing was submitted on March 17, 2009 indicating ownership of 0.4%, thereby requiring no further filings for CIK number 0000916863. The details of the erroneous filing are as follows:

         Accession Number:        0001445546-11-000700
         Received:                14-Feb-2011 13:06
         File Number:             005-47898


This filing was submitted in error and should be disregarded.



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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  FIRST TRUST PORTFOLIOS L.P.,
                                  FIRST TRUST ADVISORS L.P. and
                                  THE CHARGER CORPORATION
                                  Date: February 23, 2011


                                  By: /s/ Mark R. Bradley
                                      ---------------------------
                                          Mark R. Bradley
                                      Chief Financial Officer and
                                      Chief Operating Officer of
                                      First Trust Portfolios L.P. and
                                      First Trust Advisors L.P., and
                                      Treasurer of The Charger Corporation